Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2023 by and among

(1)	Fresh2 Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Fresh2”);

(2)	Vertical Channel Limited, Zero2First Capital Limited, and Future Capital Tech Pte. Ltd, as the selling shareholders of Roxe Holding Inc (each, a “Seller”, collectively, the “Sellers”);

(3)	Roxe Holding Inc, a company incorporated in Delaware (the “Company” and together with the Sellers, the “Seller Parties”); and

(4)	Fresh2 Technology Inc, a Delaware Corporation (the “Purchaser”)

Each of the Fresh2, the Purchaser, the Sellers and the Company are referred to as a “Party” and collectively as “Parties”.

WHEREAS, the Sellers own certain number of the issued and outstanding shares of the Company;

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers the shares of common stock of the Company as set forth in Exhibit A, for the consideration and on the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the purchase of the Company’s shares, the Purchaser desires to cause Fresh2 to issue an aggregate of US$ 23,164,009 (the “Purchase Price”) in Class A ordinary shares, par value US$0.01, of Fresh2 (“Fresh2 Ordinary Shares”) to the Sellers, pursuant to the terms and conditions set forth in this Agreement, with each Fresh2 Ordinary Share valued based on the 1/20 of trailing 150 trading day average close price of ADS of Fresh2 as of the last business day prior to the date of this Agreement, which is US$0.166 per share (the “Per Share Price”), for an aggregate of 139,542,221 Fresh2 Class A Ordinary Shares (the “Share Consideration”), with the Share Consideration allocated to each Seller as listed in Schedule A (each Seller’s “Pro Rata Share”).

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“Action”	means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliates”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Benefit Plan”	means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Group Company for the benefit of any employee or terminated employee of a Group Company, or with respect to which a Group Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day”	means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Charter Documents”	means to a Person that is an entity, such Person’s memorandum and articles of association, certificate or articles of incorporation or formation, by-laws, partnership agreement, joint venture agreements, limited liability company operating agreement and other similar organizational documents.

“Code”	means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information”	means the terms and provisions of this Agreement any information concerning the business and affairs of any Group Company or Purchaser or Fresh2 or their respective Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to any Group Company or the Purchaser or Fresh2 or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that “Confidential Information” shall not include any information which, at the time of disclosure by a Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives.

“Contract”	means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights”	means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Condition”	means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws”	means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits”	means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA”	means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority”	means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government or a public international organization; or (c) any court, tribunal or arbitrator.

“Group”	means, collectively, the Company and the direct or indirect Subsidiaries of the Company.

“Group Company”	means any member of the Group, individually.

“Hazardous Material”	means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness”	means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of any Group Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of any Group Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Group Company is responsible or liable, (b) all obligations of any Group Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of any Group Company issued or assumed for deferred purchase price payments, (d) all obligations of an Group Company under leases required to be capitalized in accordance with US GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any Group Company, whether periodically or upon the happening of a contingency, (f) all obligations of any Group Company secured by a Lien (other than a Permitted Lien) on any asset of any Group Company, whether or not such obligation is assumed by a Group Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by any Group Company or which any Group Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property”	means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS”	means the U.S Internal Revenue Service.

“Knowledge”	means (i) with respect to the Sellers, actual knowledge of executive-level employees of the Group; or (ii) with respect to the Company, actual knowledge of executive-level employees of the Company.

“Law”	means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities”	means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien”	means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any Contract.

“Material Adverse Effect”	means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of any Group Company, or materially diminish the value of the Purchased Shares or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the other Transaction Documents or to consummate the Transactions.

“OFAC”	means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order”	means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business”	means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a Group Company.

“Patents”	means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit”	means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens”	means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person”	means any individual, corporation, partnership, trust, limited liability company, company limited by shares, Governmental Authority, unincorporated association or other entity, whether ating in an individual, fiduciary or other capacity.

“Personal Property”	means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by any Group Company and used or useful, or intended for use, in the conduct or operations of a Group Company’s business.

“Representative”	means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, independent contractors, advisors (including financial advisors, counsel and accountants), agents and legal representatives.

“SEC”	means the U.S. Securities and Exchange Commission.

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Software”	means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary”	of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and, for the avoidance of doubt, shall include any variable interest entity over which such Person or any of its subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

“Tax” or “Taxes”	means any and all national, federal, state, provincial, municipal, local or foreign taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, value added, ad valorem, transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts or as a result of the assumption of any Liability for Taxes of a predecessor or transferor entity, in each case, whether disputed or not.

“Tax Return”	means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority”	means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks”	means, as they exist in any jurisdiction throughout the world, all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets”	means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Documents”	means this Agreement and all other agreements, instruments or documents entered into by and of the Parties in connection with or pursuant to this Agreement.

“Transactions”	means the transactions contemplated by the Transaction Documents.

“US GAAP”	means the generally accepted accounting principles in the United States, applied on a consistent basis.

2.  PURCHASE AND SALES OF SHARES

2.1  Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants in this Agreement, at the Closing, the Purchaser shall purchase 93,071,404 shares of the Company (the “Purchased Shares”) from the Sellers, and the Sellers shall sell, assign, convey and transfer the Purchased Shares to the Purchaser, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Charter Documents or those incurred by the Purchaser).

2.2  Consideration. In full payment for the Purchased Shares, at the Closing Fresh2 shall issue to the Sellers the Share Consideration, with each Seller receiving its Pro Rata Share of the Share Consideration.

3. CLOSING

3.1  Closing. The purchase and sale of the Purchased Shares (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by all parties. The Closing may take place by conference call, emails, and facsimile (or other electronic transmission of signature pages). The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and US GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

3.2. Closing Deliveries by Sellers. At or prior to the Closing, Sellers will deliver or cause to be delivered to the Purchaser the following, each in form and substance reasonably acceptable to the Purchaser:

(a) as requested by the Purchaser, certificates representing the Purchased Shares, duly endorsed or accompanied by stock powers duly executed and in a form acceptable to the Purchaser necessary to transfer the Purchased Shares to the Purchaser on the books of the Company;

(b) as requested by the Purchaser, the books and records of the Group Companies, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as the Purchaser may reasonably request;

(c) the required notices, consents, Permits, waivers, authorizations, orders and other approvals for this Agreement to be effective, and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d) as requested by the Purchaser, a good standing certificate for each Group Company formed in the U.S. certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper government official in its jurisdiction of organization as of the Closing;

(e) as requested by the Purchaser, a certificate from the Company’s secretary certifying to (i) copies of the Company’s Charter Documents as in effect as of the Closing, (ii) the resolutions of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers of the Company authorized to execute this Agreement or any other Transaction Document to which the Company is or is required to be a party or by which the Company is or is required to be bound;

(f) as requested by the Purchaser, a certification, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, and accordingly, interests in the Company are not United States real property interests, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3),;

(g) resignations effective immediately upon the Closing of the directors and officers of the Company in their capacities as directors and/or officers, if requested by the Purchaser;

(h) suitable documentation to add additional employees of the Purchaser or its Affiliates as signatories to the bank accounts of the Company, if prescribed by the Purchaser;

(i) evidence of the termination of any contract or arrangement in each case effective at or prior to the Closing; and

(j) other documents as requested by the Purchaser.

3.3. Closing Deliveries by the Purchaser. At or prior to the Closing, the Purchaser will deliver or cause to be delivered to the Sellers the following, each in form and substance reasonably acceptable to the Sellers:

(a) a copy of irrevocable written instructions, duly executed by Fresh2, from Fresh2 to Fresh2’s registrar to issue the Share Consideration to the Sellers;

(b) as requested by the Seller, a certificate from Fresh2’s secretary certifying to (i) copies of Fresh2’s Charter Documents as in effect as of the Closing, (ii) the resolutions of Fresh2’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers of Fresh2 authorized to execute this Agreement or any other Transaction Document to which Fresh2 is or is required to be a party or by which Fresh2 is or is required to be bound;

(c) as requested by the Seller, a certificate from the Purchaser’s secretary certifying to (i) the resolutions of the Purchaser’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers of the Purchaser authorized to execute this Agreement or any other Transaction Document to which the Purchaser is or is required to be a party or by which the Purchaser is or is required to be bound;

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. Each of Seller Parties hereby severally represents and warrants to the Purchaser and Fresh2 that the following representations and the information referenced therein, are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1. Authorization. Each Seller Party severally represents that:

It has full power and authority to enter into this Agreement and each other Transaction Document to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the performance of such party hereunder and thereunder have been duly authorized by all necessary action on the part of each Seller Party, including requisite board of directors and shareholder approval of the Company. Each Transaction Document to which a Seller Party is or is required to be a party, has been duly executed and delivered by each such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (the “Enforceability Exceptions”).

4.2. Corporate Power and Qualification. The Company represents that:

It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as presently conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Each Group Company is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. None of the activities, Contracts, commitments, obligations or rights of the Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. No Group Company is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect. The Company has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any Contract or commitment to do anything outside the Ordinary Course of Business on its behalf. The copies of the Charter Documents of each Group Company which have heretofore been delivered to the Purchaser are true, complete and correct copies of the Charter Documents of such Group Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of each Group Company, copies of which have been delivered to the Purchaser, are true, correct and complete in all material respects.

4.3. Title to the Purchased Shares. Each of the Sellers severally represents that it owns good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, and upon the Purchaser’s payment of the Purchase Price payable at the Closing in accordance with Section 2.2, the entire legal and beneficial interest in the Purchased Shares of such Seller and good, valid and marketable title to the Purchased Shares of such Seller, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s Charter Documents or those incurred by the Purchaser), will pass to the Purchaser.

4.4. Capitalization of the Company. The Company represents that:

It is authorized to issue 250,000,000 shares of common stock par value $0.0001 per share, of the Company, of which 219,005,594 shares are issued and outstanding. The Company is not authorized to issue any shares of preferred stock of the Company. Prior to giving effect to the transactions contemplated by this Agreement, the Sellers are the legal, beneficial and record owner of all of the issued and outstanding equity interests of the Company, with each Seller owning the equity interests in the Company set forth on Schedule A. The Purchased Shares to be delivered by Sellers to the Purchaser constitute 38.62% of the fully-diluted issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

4.5. Subsidiaries. The Company represents that:

The Company has disclosed to the Purchaser the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and non-assessable, and are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Charter Documents). There are no Contracts to which any Group Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary other than the Charter Documents of such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance or redemption of any equity interests of any Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary. Except for the equity interests of the Subsidiaries disclosed to the Purchaser, no Group Company owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. No Group Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6. Non-Contravention. Each of Seller Parties severally represents that neither the execution, delivery and performance of this Agreement or any other Transaction Documents by such Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Charter Documents of any Group Company or such Seller, (b) violate or conflict with any Law or Order to which any Group Company or such Seller, their respective assets or the Purchased Shares of such Seller are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Group Company or such Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which such Seller or any Group Company is a party or by which such Seller or any Group Company, their respective assets or the Purchased Shares of such Seller may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares of such Seller or any assets of any Group Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.7. Compliance with Laws. The Company represents that:

Each Group Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to such Group Company, its assets, employees or business or the Purchased Shares. None of the operation, activity, conduct and transactions of any Group Company or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which any Group Company is a party or by which any Group Company or its assets, business or employees or the Purchased Shares may be bound or affected. No Group Company has received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws.

4.8. Permits. The Company represents that:

Each Group Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. All Permits of each Group Company are valid and in full force and effect, and the Group Companies are in compliance in all material respects with the terms and conditions of all Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. No Group Company has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

4.9. Financial Statements. The Company represents that:

The Company has provided the true and correct copies of (the “Financial Statements”) (i) the unaudited consolidated balance sheet, income statement, statement of shareholders’ equity and statement of cash flows for the Group Companies as of and for the fiscal years ended December 31, 2022 and December 31, 2021, and (ii) the unaudited consolidated balance sheet of the Group Companies as of September 30, 2023 and the related unaudited consolidated income statement, statement of shareholders’ equity and statement of cash flows for the nine (9) month period then ended (the “Interim Financials”). The Financial Statements were prepared in accordance with the books and records of the Group Companies, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Group Companies as of the respective dates thereof and for the periods specified therein. The Financial Statements have been prepared in accordance with US GAAP, consistently applied throughout and among the periods indicated (except that the Interim Statements exclude the footnote disclosures and other presentation items required for US GAAP and exclude year-end adjustments which will not be material in amount). Each Group Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Group Company does not maintain any off-the-book accounts and that its assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Group Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Group Company has any Liabilities except (a) Liabilities that are accrued and reflected on the balance sheet of such Group Company as of December 31, 2022 included in the Financial Statements, (b) Liabilities that are disclosed to the Purchaser, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2022 and (d) obligations to be performed after the date hereof under any Contracts which are disclosed to the Purchaser. Since December 31, 2022: (a) each Group Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to such Group Company’s business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.

4.10. No Insolvency. The Company represents that:

No Order has been made, or petition presented, or resolution passed for the winding-up of any Group Company. No Group Company is insolvent. There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Group Company.

4.11. Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions. The Company represents that:

No Group Company or any Representative or other Person associated with or acting for or on behalf of any Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any officer or employee or other Person acting in an official capacity for or on behalf of any Governmental Authority (including any entity or enterprise owned or controlled by a government), to any political party or official thereof or to any candidate for political office (or to any Person where a Group Company, its Representative or any other Person associated with or acting for or on behalf of the Group Company knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing) (a “Public Official”) for the purposes of: (i) (x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or (ii) inducing such Public Official to use his, her or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company. None of the Representatives of, and none of the beneficial owners of any interest in (including the Sellers), any Group Company is a Public Official. No Group Company, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a Group Company, (i) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and in the last six (6) fiscal years no Group Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, or (ii) has violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause a Group Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.12. No Litigation. The Company represents that:

Except as disclosed to the Purchaser, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any Group Company, any of their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Group Company must be related to such Group Company’s business or assets or the Purchased Shares), business or assets or the Purchased Shares. The Actions disclosed to the Purchaser (if any) if finally determined adverse to any Group Company, will not have, either individually or in the aggregate, a Material Adverse Effect. During the past five (5) years, no Group Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. No Group Company has any material Action pending against any other Person. There is no Action pending against a Seller that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

4.13. Title to and Sufficiency of Assets. The Company represents that:

Each Group Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets of each Group Company constitute all of the assets, rights and properties that are used in the operation of such Group Company’s business as it is now conducted and presently proposed to be conducted or that are used or held by such Group Company for use in the operation of such Group Company’s business, and taken together, are adequate and sufficient for the operation of such Group Company’s business as currently conducted and as presently proposed to be conducted. Immediately following the Closing, all of the assets of each Group Company will be owned, leased or available for use by such Group Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such Group Company owns, leases, uses or holds available for use such assets.

4.14. Real Property. The Company represents that:

The Company has provided to the Purchaser a complete and accurate list of all premises leased or subleased or otherwise used or occupied by any Group Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”). Sellers have provided to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. Subject to the Enforceability Exceptions, the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any Group Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and no Group Company has received notice of any such condition. No Group Company has waived any rights under any Lease which would be in effect at or after the Closing. The Group Companies are in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. No Group Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

4.15. Personal Property. The Company represents that:

All items of material Personal Property of the Group Companies are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in such Group Company’s business. The Company has provided to the Purchaser an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by any Group Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of any Group Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Sellers have delivered to the Purchaser true and correct copies of the Personal Property Leases (along with any amendments thereto).

4.16. Intellectual Property. The Company represents that:

(a) The Company has provided to the Purchaser a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) owned or licensed by a Group Company or otherwise used or held for use by a Group Company in which a Group Company is the owner, licensor, licensee, applicant or assignee, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property that is owned by a Group Company (clauses (i) and (ii), collectively with any immaterial unregistered Intellectual Property owned by a Group Company, “Owned IP”). All registered Owned IP has been duly registered with, filed in, issued by or applied for with the U.S. Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned and not expired.

(b) The Company has provided to the Purchaser a true and complete list of all Software developed in whole or in part by or on behalf of a Group Company, including such developed Software and databases that are operated or used by a Group Company on its websites or used by a Group Company or otherwise material to a Group Company’s business (collectively, “Company Software”). Except for “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $5,000 or less (“Shrink Wrapped Software”), the Company Software is the only computer software that is used or held for use by or otherwise material to any Group Company’s businesses.

(c) The Company has provided to the Purchaser a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property and Company Software to which a Group Company is a party or otherwise bound (other than Shrink Wrapped Software), including agreements with major internet service providers and major internet portals, in each case which are valid and used or held for use by or otherwise material to a Group Company’s business (collectively, “Licensed IP”).

(d) Each Group Company’s ownership and use in the ordinary course of business of the Owned IP, Company Software and, to the Knowledge of the Company, Licensed IP do not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party. A Group Company is the owner of the entire and unencumbered right, title and interest in and to each item of Owned IP and Company Software, and the Group Companies are entitled to use, and are using in their respective businesses, the Owned IP, Company Software and Licensed IP in the Ordinary Course of Business. The Owned IP, Company Software and the Licensed IP include all of the material Intellectual Property used in the ordinary day-to-day conduct of each Group Company’s business except for Shrink Wrapped Software, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of business. Each of the Owned IP, Company Software and, to the Knowledge of the Company, the Licensed IP, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(e) No Actions have been asserted against any Group Company and are not disposed of, or are pending or, to the Knowledge of the Company, threatened against any Group Company: (i) based upon or challenging or seeking to deny or restrict the use by any Group Company of any Owned IP, Company Software or Licensed IP; (ii) alleging that a Group Company’s products or services provided by or processes used by a Group Company infringe upon or misappropriate any Intellectual Property right or Software of any third party; (iii) alleging that any Intellectual Property licensed to a Group Company under the Licensed IP infringes upon any Intellectual Property right or Software of any third party or is being licensed or sublicensed to a Group Company in conflict with the terms of any license or other agreement; or (iv) challenging a Group Company’s ownership of the Owned IP, Company Software or use of any Licensed IP. To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned IP, the Licensed IP or Company Software. No Group Company has granted any license or other right currently outstanding to any third party with respect to the Owned IP, Licensed IP or Company Software, except for those licenses disclosed to the Purchaser. The consummation of the Transactions will not result in the termination or impairment of any of the Owned IP, Licensed IP or Company Software.

(f) The Sellers have delivered to the Purchaser correct and complete copies of all Contracts relating to Owned IP and Company Software and licenses and sublicenses of the Licensed IP to which a Group Company is a party. With respect to each such Contract: (i) such Contract is valid and binding on such Group Company and the other parties thereto, and in full force and effect and, together with the related invoices, represents in all material respects the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense; (ii) assuming the receipt or making of all necessary Permits in connection with the transactions contemplated by this Agreement, such Contract will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such Contract or otherwise give the licensor or sublicensor a right to terminate such Contract; (iii) no Group Company has (A) received any written notice of termination or cancellation under such Contract, (B) received any written notice of a breach or default under such Contract, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such Contract that would constitute a breach of such Contract; and (iv) no Group Company nor, to the Knowledge of the Company, any other party to such Contract is in breach or default in any material respect under such Contract and, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Contract.

(g) Each Group Company has the right to use all Software development tools, processing tools, library functions, compilers and other third-party Software, source code, object code and documentation that is material to such Group Company’s business or that is required to operate or modify the Company Software. No Group Company has embedded any Software code in the Company Software or the Licensed IP that: (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware, or similar licensing or distribution models; and (ii) is subject to any agreement with terms requiring that such software code be disclosed, distributed or licensed for the purpose of making derivative works, and/or redistributable.

(h) Each Group Company has taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of any Group Company by any current or former employee, independent contractor or agent of a Group Company, or to the Knowledge of the Company, by any other Person; (ii) no current or former employee, independent contractor or agent of a Group Company has misappropriated any trade secrets of any other Person in the course of his, her or its performance as an employee, independent contractor or agent of a Group Company or has any claim to any of the Intellectual Property of any Group Company; and (iii) no current or former employee, independent contractor or agent of a Group Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. All Owned IP and Company Software was developed by a Group Company’s own agents, equity holders, managers, officers, employees or consultants under a valid assignment of invention agreement, work-for-hire agreement or similar Contract.

(i) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information or data (including personally identifiable information) in the possession of a Group Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Group Company. Each Group Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Group Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

4.17. Contracts. The Company represents that:

(a) The Company has provided to the Purchaser a complete, current and correct list of all of the following types of Contracts (including oral Contracts) to which a Group Company is a party, by which any of its properties or assets are bound, or under which a Group Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (xii) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Group Companies that require payments or yield receipts of more than $100,000 in any twelve (12) month period or more than $250,000 in the aggregate; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to a Group Company in excess of $100,000 per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of a Group Company, its business, its equity securities or its material assets (other than in the Ordinary Course of Business); (viii) any loan agreement, agreement of Indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to a Group Company in excess of $100,000; (ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which a Group Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of a Group Company other than licenses of a Group Company’s Intellectual Property included in such Group Company’s form customer agreements entered into in the Ordinary Course of Business; (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $100,000, not otherwise disclosed to the Purchaser; and (xii) any other Contract that is material to a Group Company.

(b) Except as disclosed to the Purchaser no Group Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of any Group Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on any Group Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by ta Group Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of any Group Company or its Affiliates, or (v) otherwise limiting or restricting the right of a Group Company to sell or distribute any Intellectual Property of any Group Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c) The Company has provided the Purchaser with true and correct copies of all the Contracts (including any amendments, modifications or supplements thereto). All of the Contracts to which any Group Company is a party, by which any of its properties or assets are bound, or under which any Group Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of a Group Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has any Group Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. No Group Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Group Company. No Group Company has waived any material rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any Group Company under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer of a Group Company will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

4.18. Tax Matters. The Company represents that:

Except as disclosed to the Purchaser: (i) each Group Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) each Group Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the Financial Statements are accurate in all material respects; (v) each Group Company has complied in all material respects with all applicable Laws relating to Tax; (vi) no Group Company is currently the beneficiary of any extension of time within which to file any Tax Return; (vii) there is no current Action against any Group Company by a Governmental Authority in a jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction; (viii) there are no pending or ongoing audits or assessments of a Group Company’s Tax Returns by a Governmental Authority; (ix) no Group Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (x) there are no Liens on any of the assets of a Group Company that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) no unpaid Tax deficiency has been asserted in writing against or with respect to any Group Company by any Governmental Authority which Tax remains unpaid; (xii) each Group Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii) no Group Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) no Group Company is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) there is no arrangement exists pursuant to which a Group Company or Purchaser will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) no Group Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xvii) each Group Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xviii) no written power of attorney which is currently in force has been granted by or with respect to a Group Company with respect to any matter relating to Taxes; and (xviii) there has not been any change in Tax accounting method by any Group Company and no Group Company has received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of any Group Company or the equity owners of the Company following the Closing.

4.19. Environmental Matters. The Company represents that:

Each Group Company has complied in all respects with all applicable Environmental Laws, and no Group Company has received notice of any Actions pending or threatened against any Group Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. No Group Company has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to a Group Company’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by any Group Company. No Group Company has disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to any Group Company under or relating to Environmental Laws. No Group Company has assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. No Group Company has operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of the Company, no Group Company has released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. Each Group Company holds and is in compliance in all material respects with all Environmental Permits required to conduct its business and operations.

4.20. Employee Benefit Plans. The Company represents that:

(a) The Company has provided the Purchaser with a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements. All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Group Company, Purchaser, Fresh2 or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(b) Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the applicable Group Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Group Company, the Sellers have provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Group Company has incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. No Group Company currently maintains or contributes to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Group Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Group Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No Group Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of a Group Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, no Group Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f) Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is disclosed to the Purchaser. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Group Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

4.22. Insurance. The Company represents that:

The Company has provided to the Purchaser a list of all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by a Group Company relating to a Group Company or the business, assets, properties, directors, officers or employees of a Group Company, copies of which have been provided to Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No Group Company is in default with respect to its obligations under any insurance policy, nor has any Group Company ever been denied insurance coverage for any reason. No Group Company has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, no Group Company has received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any Group Company’s assets, purchase of additional equipment or material modification of any Group Company’s methods of doing business. No Group Company has made any claim against an insurance policy as to which the insurer is denying coverage. The Company has disclosed each individual insurance claim made by a Group Company since January 1, 2020. Each Group Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to any Group Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Delete. If Alena has no such document available.

4.25. Investment Intent. Each Seller severally represents that:

Such Seller is acquiring its portion of the Share Consideration for the Seller’s own account, for investment and not for distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto or otherwise in violation of the registration requirements of the Securities Act. Such Seller will make all subsequent offers and sales of the Share Consideration either (x) pursuant to a registration under the Securities Act; or (y) pursuant to an available exemption from registration under the Securities Act. Each Seller consents to the placement of a legend on any certificate or other document evidencing the Share Consideration. Such Seller has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect the Seller’s interests in connection with the Transactions. Such Seller has had access to Fresh2’s publicly filed reports with the SEC and has been furnished with all other public information regarding Fresh2 that such Seller has requested and that public information is sufficient for the Seller to evaluate the risks of investing in the Share Consideration. Such Seller has been afforded the opportunity to ask questions of and receive answers concerning Fresh2 and the terms and conditions of the issuance of the Share Consideration. Such Seller is not relying on any representations or warranties concerning Fresh2 or its Affiliates, whether made by Fresh2, the Purchaser, the respective Representatives or any other Person, other than those contained in this Agreement. Such Seller will not sell or otherwise transfer their portion of the Share Consideration unless either (A) the transfer of those securities is registered under the Securities Act or (B) an exemption from registration of those securities is available. Such Seller is an “accredited investor” as that term is defined in Regulation D of the Exchange Act, and is able to protect its interests in connection with the acquisition of Share Consideration and can bear the economic risk of investment in those securities without producing a material adverse change in respect of the Seller’s financial condition. Such Seller has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of its investment in Fresh2 through the Share Consideration.

4.26. Disclosure. Each Seller Party severally represents that no representations or warranties by such Seller Party in this Agreement or any other Transaction Documents contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement and the other Transaction Documents, any fact necessary in order to make the statements herein or therein not materially misleading.

4.27. No Brokers. Each of the Seller Parties severally represents that such Seller, or any of its respective Representatives on their behalf, has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the Transactions.

5. REPRESENTATION AND WARRANTIES OF THE PURCHASER AND FRESH2. Each of the Purchaser and Fresh2 hereby represents and warrants to the Sellers the following matters as of the Closing Date.

5.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Fresh2 is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Each of Fresh2 and the Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of such Party to consummate the Transactions and perform its obligations under this Agreement and the other Transaction Documents to which such Party is a party (a “Purchaser Material Adverse Effect”).

5.2. Authorization. Each of Purchaser and Fresh2 has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and other Transaction Documents to which Purchaser or Fresh2 is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Party. This Agreement has been duly executed and delivered by Purchaser and Fresh2. This Agreement and other Transaction Document to which Purchaser or Fresh2 is a party constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.3. Share Consideration. When issued by Fresh2 to the Sellers in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Sellers contained in this Agreement and the other Transaction Documents, the Share Consideration will be (a) issued to the Sellers free and clear of all Liens except (i) those imposed by applicable securities Laws, (ii) the rights of the Purchaser Indemnified Parties under this Agreement (including under Section 7), and (iii) those incurred by Sellers or their Affiliates, and (b) validly and duly issued and fully paid and non-assessable.

5.4. Non-Contravention. Neither the execution and delivery of this Agreement or any other Transaction Document by Purchaser or Fresh2, nor the consummation of the Transactions, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Charter Documents of the Purchaser or Fresh2, (b) any Law or Order to which the Purchaser or Fresh2 or any of its business or assets are bound or subject or (c) any Contract or Permit to which the Purchaser or Fresh2 is a party or bound, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Purchaser Material Adverse Effect. Assuming the accuracy of the representations made by the Sellers in Section 4 of this Agreement, except as required by the applicable securities Laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser or Fresh2 in connection with the consummation of the Transactions.

5.5. No Litigation. There is no Action pending or, to the Knowledge of the Purchaser or Fresh2, threatened, nor any Order of any Governmental Authority is outstanding, against or involving the Purchaser or Fresh2 or any of their respective officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Purchaser Material Adverse Effect.

5.6. No Brokers. None of the Purchaser or Fresh2, nor any Representative of the Purchaser or Fresh2 on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.7. Investment Intent. The Purchaser is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Purchaser understands that the Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.8. No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Agreement or the other Transaction Documents, each of Purchaser and Fresh2 make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of the Purchaser or Fresh2 by any Person.

6. OTHER COVENANTS AND AGREEMENTS

6.1. Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Group Companies, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Section 7 in which case, the costs and expense will be borne by the parties as set forth in Section 7).

6.2. Agreement Regarding Intellectual Property. Each Seller has already disclosed or will disclose to the Company as of the Closing any and all Intellectual Property developed by such Seller or such Seller’s Representatives on behalf of a Group Company or relating to the business of a Group Company, including Intellectual Property used in a Group Company’s business, and Intellectual Property intended for future use in a Group Company’s business, and each does hereby (and agree to cause its Representatives to) assign, convey, transfer and grant to the applicable Group Companies, without further consideration and in perpetuity, any and all right, title and interest that such Seller or its Representatives may have in and to such Intellectual Property. Each Seller represents that it has not (and its Representatives have not) made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the applicable Group Company, and has not disclosed such Intellectual Property to any third party. Upon Purchaser’s or such Group Company’s request at any time, including any time after the Closing, such Seller will, and will cause its Representatives to, execute and deliver to Purchaser or the applicable Group Company such other documents as Purchaser or such Group Company deems necessary or desirable to vest in such Group Company (or another Group Company) the sole (or joint with other Group Companies) ownership of and exclusive worldwide perpetual rights in and to, all of such Intellectual Property. Each Seller will deliver to the applicable Group Company all copies or embodiments of such Intellectual Property in any media in such Seller’s possession at or prior to the Closing.

6.3 Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges each Group Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against such Group Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from such Group Company, whether pursuant to such Group Company’s Charter Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against a Group Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Seller may have against any party pursuant to the terms and conditions of this Agreement or any other Transaction Document.

6.4. Confidentiality. Each Seller will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of the Purchaser, Fresh2, the Group Companies or their respective Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the Purchaser’s and Fresh2’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide the Purchaser with prompt written notice of such requirement so that the Purchaser, Fresh2 or a Group Company or their respective Affiliates may seek a protective order or other remedy or so that the Purchaser and Fresh2 may waive compliance with this Section 6.4; (c) in the event that such protective order or other remedy is not obtained, or the Purchaser and Fresh2 waives compliance with this Section 6.4, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to the Purchaser and Fresh2 any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

6.5. Publicity. No Party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning the Transaction Documents or the Transactions (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the Transactions) without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Sellers, as required by applicable Law after conferring with the other Parties concerning the timing and content of such required disclosure, and (ii) in the case of the Company, Purchaser or Fresh2, as may be required by the Purchaser or Fresh2 or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

6.6. Tax Matters.

(a) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with US GAAP and the prior practice of the applicable Group Company unless otherwise required by applicable Law.

(b) All Tax sharing agreements or similar agreements with respect to or involving any Group Company and any Person will be terminated as of the Closing Date and, after the Closing Date, no Group Company will be bound thereby or have any Liability thereunder.

(c) All Taxes imposed in connection with the transfer of the Purchased Shares, whether such Taxes are assessed initially against the Purchaser, any Seller or any of their respective Affiliates, shall be borne and paid by the Sellers, jointly and severally.

7. INDEMNIFICATION AND REMEDIES.

7.1. Survival. All representations and warranties of the Parties in this Agreement or any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing through and until the second (2nd) anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.16 (Intellectual Property), 4.18 (Tax Matters), 4.19 (Environmental Matters) and 4.20 (Employee Benefits Plans) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.1 (Authorization), 4.2 (Corporate Power and Qualification), 4.3 (Title to the Purchased Shares), 4.4 (Capitalization of the Company), 4.5 (Subsidiaries), 4.25 (Investment Intent), 4.27 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization), 5.6 (No Brokers), 5.7 (Investment Intent) and 5.8 (No Other Representations and Warranties) will survive indefinitely (such representations and warranties in clauses (i) and (ii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 7.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Parties contained in this Agreement (including all Schedules hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (b) thereof may be made at any time.

7.2. Indemnification by the Sellers. Except as otherwise limited by this Section 7, from and after the Closing, each of the Sellers shall indemnify, defend and hold harmless the Purchaser, Fresh2 and their respective Representatives and any assignee or successor thereof (collectively, the “Purchaser Indemnified Parties”) from and against, and pay or reimburse the Purchaser Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Purchaser Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by such Seller Party in this Agreement or any other Transaction Document; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of such Seller contained in this Agreement or any other Transaction Document.

7.3. Indemnification by the Purchaser. Except as otherwise limited by this Section 7, the Purchaser shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by the Purchaser or Fresh2 in this Agreement or any other Transaction Document; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of the Purchaser or Fresh2 or, after the Closing, the Company contained in this Agreement or any other Transaction Document.

7.4. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this Section 7, including bringing, defending, controlling and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder; provided, that the failure to give such notice will not relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually materially prejudiced thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is a Seller, (A) the applicable third party claimant is a Governmental Authority or a then-current customer of the Purchaser, Fresh2, any Group Company or any of their respective Affiliates or (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of the Purchaser, Fresh2, any Group Company or their respective Affiliates; (iii) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim being limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 7.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned). The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. With respect to any claim controlled by the Indemnitor, the Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c) Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Transaction Documents or applicable Law.

7.5. Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or 7.3, as the case may be: (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; and (y) to the extent Losses incurred by the Purchaser Indemnified Parties in the aggregate under clause (a) of Section 7.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 7.3, as applicable, exceed an amount equal to the Purchase Price (the “Indemnification Cap). Notwithstanding the foregoing, the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation. The Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 7.2 or 7.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2 or 7.3.

7.6. General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation or knowledge by the Purchaser or Fresh2 or their respective Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, or knowledge by the Purchaser or Fresh2 or their respective Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, of a breach of a representation or warranty of the other set of Parties shall affect such other set of Parties’ representations and warranties or the recourse available to such first set of Parties or any other Indemnitee of such first set of Parties under any provision of this Agreement (including Section 7) with respect thereto. For all purposes of this Section 7, including for purposes determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement or any other Transaction Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification. No Seller will have any right to seek contribution from any Group Company or Purchaser with respect to all or any part of such Seller’s indemnification obligations under this Section 7. The Purchaser Indemnified Parties will not be required to make any claim against any Group Company in respect of any representation, warranty, covenant or any other obligation of a Group Company to the Purchaser or Fresh2 hereunder or under any other Transaction Document to which a Group Company is a party, and may solely seek action against Sellers. Any Losses under this Agreement and the other Transaction Documents shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no Party may take any position inconsistent with such characterization. The provisions in this Section 7 shall be enforceable regardless of whether the Liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

7.7. Timing of Payment; Right to Set-Off; Recovery of Shares. Any indemnification obligation of an Indemnitor under this Section 7 will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 7.4. The provisions of this Section 7 notwithstanding, at its sole discretion and without limiting any other rights of the Purchaser Indemnified Parties under this Agreement or any other Transaction Document or at law or equity, to the extent that a Purchaser Indemnified Party is determined in accordance with this Agreement to be entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Purchaser Indemnified Party as provided herein then the Purchaser (or any other Purchaser Indemnified Party) may offset the full amount to which such Purchaser Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller pursuant to this Agreement or any other Transaction Document, including any amounts owed by the Purchaser pursuant to any outstanding indemnification claim. Without limiting any of the foregoing or any other rights of the Purchaser Indemnified Parties under this Agreement or any other Transaction Document or at law or equity, in the event that a Seller fails or refuses to promptly indemnify a Purchaser Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Transaction Document, in either case, where it is established that such Seller is obligated to provide such indemnification or to make such payment, the applicable Purchaser Indemnified Party shall, in its sole discretion, be entitled to claim a portion of the Share Consideration then owned by such Seller up to an amount equal in value (based on the Per Share Price; provided, that in the event that after the Closing, the Fresh2 Ordinary Shares are subject to any equity dividend, equity split, reverse equity split or any equity securities are otherwise issued or issuable by Fresh2 (or its successor) with respect to all Fresh2 Ordinary Shares (in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization), such Per Share Price thereafter will be equitably adjusted for any such events as reasonably determined in good faith by Fresh2) to the amount owed by such Seller. In the event that such Seller fails to promptly transfer any such Share Consideration pursuant to this Section 7.7, each of the Purchaser and Fresh2 shall be and hereby is authorized as the attorney-in-fact for such Seller to transfer such Share Consideration to the proper recipient thereof as required by this Section 7.7, and may transfer such Share Consideration and cancel the certificates for such Share Consideration on its books and records and issue new share certificates to such transferee and may instruct its agents and any exchanges on which Fresh2 Ordinary Shares are listed or traded to do the same.

8. MISCELLANEOUS

8.1. Fees and Expenses. Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transactions, including all fees and expenses of its Representatives; provided, that the fees and expenses of the Company for periods on or before the Closing Date will be paid by or on behalf of the Sellers. Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

8.2. Further Assurances. The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as another Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transactions, and the documents to be delivered pursuant to this Agreement, at the sole cost and expense of the requesting Party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under Section 7 in which case, the costs and expense will be borne by the parties as set forth in Section 7). Each Seller acknowledges and agrees that from and after the Closing, the Purchaser will be entitled to possession of, and Sellers will provide to the Purchaser, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Group Companies.

8.3. Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Tuo Su (in such capacity, the “Seller Representative”) as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the other Transaction Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the other Transaction Documents, including: (i) act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers, if any; (ii) act for the Sellers with respect to all post-Closing matters; (iii) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all of the Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (iv) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (v) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other fees and expenses allocable or in any way relating to such Transactions or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the other Transaction Documents; and (x) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b) The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including the Purchaser, Fresh2, any Group Company and any other Purchaser Indemnified Parties, may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any other Transaction Document. Each Purchaser Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Purchaser Indemnified Party pursuant to Section 7 hereof, (ii) any payment instructions provided by the Seller Representative, or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Purchaser Indemnified Party for any action taken by a Purchaser Indemnified Party in reliance upon the instructions or decisions of the Seller Representative.

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to any Seller for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his or her services hereunder, but will be entitled to the payment from Sellers of all his or her expenses incurred as the Seller Representative.

(d) If the Seller Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify the Purchaser and Fresh2 in writing of the identity of such successor. Any such successor shall be appointed by the written consent of the Sellers holding a majority of the Pro Rata Share held by all Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

(e) All notices or other communications required to be made or delivered by the Purchaser or Fresh2 to a Seller shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the Purchaser to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 8.3(d) of the replacement of the Seller Representative).

8.4. Sellers Not Authorized to Act on Behalf of the Purchaser or Fresh2. In the event that a Seller or its Affiliate becomes a director, officer, employee or other authorized agent of the Purchaser or Fresh2 or their respective Affiliates (including, after the Closing, any Group Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of the Purchaser or Fresh2 or their respective Affiliates in connection with this Agreement or any other Transaction Document or the consummation of the Transactions or any dispute or Action with respect thereto.

8.5. Entire Agreement. This Agreement (including the Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement) supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Purchaser or Fresh2 is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

8.6. Amendment; Waiver. This Agreement may only be amended, supplemented, or otherwise modified by all Parties in a signed writing. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7. Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned in whole or in part by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 8.7 will be null and void ab initio; provided, however, that after the Closing, the Purchaser, Fresh2 and the Company may assign any of their rights and benefits hereunder (i) to any Affiliate of the Purchaser, Fresh2 or the Company, as applicable (provided, that the Purchaser, Fresh2 or the Company, as applicable, shall remain primarily responsible for its obligations hereunder), or (ii) to any Person acquiring all or substantially all of the assets of (A) the Purchaser and its Subsidiaries taken as a whole, (B) Fresh2 and its Subsidiaries taken as a whole, or (C) the Company and its Subsidiaries taken as a whole, or a majority of the outstanding equity securities of the Purchaser, Fresh2 or the Company, whether by equity purchase, merger, consolidation or otherwise (provided, that the assignee expressly assumes the obligations of the Purchaser, Fresh2 or the Company, as applicable, hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 8.3 hereof.

8.8. No Third-Party Rights. Except for the indemnification rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.9. Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. In the event any Action is brought in respect of this Agreement or any of the other Transaction Documents, the prevailing Party in such Action, as determined by the applicable court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in such Action, in addition to any relief to which such Party may be entitled under applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

8.10. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). Subject to Section 8.11, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the Parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 8.12 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity. The Parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any other Transaction Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such Transaction Documents, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each Party hereto acknowledges that it has been informed by the other Parties hereto that this Section 8.10 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any Party hereto may file an original counterpart or a copy of this Section 8.10 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

8.11. Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 8.11) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.11. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of New York, County of New York. The language of the arbitration shall be English.

8.12. Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, (a) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.12) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid to the following address (or to such other individual or address as a party hereto may designate for itself by notice given as herein provided):

If to the Seller Representative, any Seller or, prior to the Closing, the Company, to:

Tuo Su
Unit 417, 4/F Lippo Ctr Tower, Two No

89 Queensway Admiralty HK
Email: shke@21cn.com

If to the Purchaser or Fresh2 to:

Fresh2 Group Limited
650 5th Ave, Suite 2416
New York, NY 10019
Attn: Haohan Xu
Email: haohan@fresh2.co

8.13. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.14. Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any other Transaction Document has the meaning assigned to such term in accordance with US GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean United States Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” and “Schedule” are intended to refer to Sections and Schedules to this Agreement. Any reference herein to an entity’s board of directors or any director shall include any equivalent governing body or Person to a board of directors under the Delaware General Corporation Law, and any reference herein to an entity’s officers shall include any Persons serving in an equivalent function under the Delaware General Corporation Law. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.15. Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement and the other Transaction Documents are the result of negotiations between the Parties and will not be deemed or construed as having been drafted by any one Party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Schedules attached hereto) and the other Transaction Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Transaction Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the other Transaction Documents may be used or referred to in connection with the construction or interpretation thereof.

8.16. Counterparts and Electronic Signatures. This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party. A manual signature or electronic signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

{Signature Pages Follow}

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

Fresh2:

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

The Purchaser:

Fresh2 Technology Inc

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO

The Company:

Roxe Holding Inc

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO

The Sellers:

Vertical Channel Limited

By:	/s/ HUA ZHOU
Name:
Title:

Zero2First Capital Limited

By:	/s/ TUO SU
Name:
Title:

Future Capital Tech Pte. Ltd

By:	/s/ KEFENG LI
Name:
Title:

SCHEDULE A

SELLERS

Seller	Shares to be Sold	Considerations	Fresh2 Class A Ordinary Shares as Share Consideration
Vertical Channel Limited	31,023,801	$7,721,336.27	46,514,073
Zero2First Capital Limited	31,023,801	$7,721,336.27	46,514,073
Future Capital Tech Pte. Ltd	31,023,802	$7,721,336.52	46,514,075
Total	93,071,404	$23,164,009	139,542,221